UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 21, 2015

bBooth, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55314	46-1669753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
901 Hancock Avenue, Suite 308 West Hollywood, California		90069
(Address of principal executive offices)		(Zip Code)

(855) 250-2300
(Registrant’s telephone number, including area code)

1157 North Highland Avenue, Suite C, Hollywood CA 90038
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS

As part of our continuing focus on expanding our mobile app and bBooth kiosk integration, as well as our user acquisition and monetization initiatives, we have implemented certain changes among our management team and Board of Directors. We have accepted the resignation of Aaron Meyerson from our Board of Directors and as president of our bTV division, effective July 21, 2015. However, Mr. Meyerson will continue his association with bBooth through his new role as a member of our Advisory Board. Other changes include the termination of the employment of Leigh Collier, as Executive Vice President, Development. No personnel changes were the result of any disagreement between the departing persons and our company.

Effective July 21, 2015, Michael T. Psomas was appointed to our Board of Directors. Mr. Psomas is a CPA and the President of Audit Prep Services, LLC, which he founded in 2008. Audit Prep Services provides financial audit management to public and private companies.  Mr. Psomas has over 20 years of financial and accounting experience, including positions at Coopers & Lybrand and Deloitte. He has also been Chief Financial Officer for a nutritional supplement company, an entertainment company and an international aerospace company. Mr. Psomas was a fellow with the Southern California Leadership Network and graduated from Loyola Marymount University. We previously engaged Audit Prep Services, LLC, and continue to utilize them on an as-needed basis, in connection with our on-going financial management and reporting needs. There was no arrangement or understanding between Mr. Psomas and any other person pursuant to which Mr. Psomas was appointed as a director.

ITEM 8.01             OTHER EVENTS

Our office lease at 1157 N. Highland Ave, Los Angeles, CA 90038, expired on July 1, 2015 and we have relocated our principal offices to 901 Hancock Avenue, Suite 308, West Hollywood, CA 90069.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 24, 2015	bBOOTH, INC. By:“Rory J. Cutaia” Name:Rory J. Cutaia Title:Chairman and Chief Executive Officer